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                       IL ANNUITY AND INSURANCE COMPANY
              ENDORSEMENT FOR ROTH INDIVIDUAL RETIREMENT ANNUITY


This endorsement is attached to and made a part of this Contract. Where a provision of the endorsement conflicts with a provision of the Contract, the provision of the endorsement will govern. This endorsement applies only if the application states this Contract is a Roth Individual Retirement Annuity (Roth
IRA).

This Contract is issued as a Roth Individual Retirement Annuity under Section 408A of the Internal Revenue Code (Code). To qualify, Your Contract must meet the following requirements:

1.  You may not change ownership of this Contract at any time.

2. Your entire interest in the Contract is nonforfeitable. It is established for the exclusive benefit of You or Your beneficiaries.

3. Your Contract is not transferable and may not be used as security for a loan.

4. You must be the Annuitant, and no joint owner or contingent owner is permitted.

5. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), We will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same year. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a nonRoth IRA to Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

6. The $2,000 limit described in Paragraph 5 is gradually reduced to $0 between certain levels of adjusted gross income (AGI). If You are single, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; if You are married and file jointly, between AGI of $150,000 and $160,000; and if You are married and file separately, between $0 and $10,000. In the case of a conversion, We will not accept IRA Conversion Contributions in a tax year if Your AGI for that tax year exceeds $100,000 or if You are married and file a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

7. In the event of Your death, Your entire interest in this Contract must be distributed in conformity with the regulations described below. The Contract's provisions relating to the death of the Annuitant/Owner are changed to the extent necessary to conform with those regulations.



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If You die before Your entire interest is distributed to You, and Your surviving spouse is not the sole beneficiary, the entire remaining interest will, at Your election or, if You have not so elected, at the election of the beneficiary or beneficiaries, either:

     (a) Be distributed by December 31 of the year containing the fifth anniversary of Your death, or

     (b) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of Your death.

If distributions do not begin by the date described in (b), distribution method
(a) will apply.

In the case of distribution method (b) above, to determine the minimum annual payment for each year, divide Your entire interest in the Contract as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

If Your spouse is the sole beneficiary on Your date of death, he or she will then be treated as the Owner.


8. You agree to provide Us with information necessary for Us to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service. We agree to submit reports to the Internal Revenue Service and You prescribed by the Internal Revenue Service.


9. You will have the sole responsibility for determining that contributions, transfers and distributions under this Contract comply with the Code and this endorsement. We shall not be responsible for any penalties, taxes, judgements or expenses You incur in connection with this IRA, and We shall have no duty to determine whether any contributions to or distributions from this IRA comply with the Code, regulations or rulings.

We retain the right to further amend the Contract at any time without Your consent as necessary to conform with changes in the Code or regulations or rulings related thereto.


                                   IL ANNUITY AND INSURANCE COMPANY

                                   /s/ MARGARET M. McKINNEY

                                             SECRETARY




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